Exhibit 99.2
ACQUICOR TECHNOLOGY INC.
OVER-ALLOTMENT OPTION EXERCISED

NEWPORT BEACH, CALIFORNIA, March 21, 2006 — Acquicor Technology Inc. (AMEX: AQR) (the “Company”) announced today that the over-allotment option for its initial public offering was exercised and consummated to the full extent of 3,750,000 units. Each unit consists of one share of common stock and two warrants each exercisable for one share of common stock. The 25,000,000 units sold in the offering, including the 3,750,000 units sold pursuant to the underwriters’ over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $172,500,000. Of this amount, $164,308,004 (or approximately $5.72 per share) was placed in trust. ThinkEquity Partners LLC acted as representative for the underwriters for the initial public offering. A copy of the prospectus may be obtained from ThinkEquity Partners LLC, 600 Montgomery Street, 8th Floor, San Francisco, CA 94111.
The common stock and warrants will begin to trade separately on April 4, 2006, which is 20 days after the exercise of the over-allotment option.
Acquicor Technology Inc. is a blank check company recently formed for the purpose of acquiring or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
All questions and inquiries for further information should be directed to Gilbert F. Amelio, Ph.D., Chief Executive Officer of the Company. He can be reached via telephone at (949) 759-3434.